Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS THIRD-QUARTER EARNINGS OF

$0.76 PER DILUTED SHARE

Strong Bookings Drive Growth in Backlog

2005 Earnings Guidance Increased to $2.90 to $3.05 Per Diluted Share

LUFKIN, Texas (Oct. 19, 2005) – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced results for the third quarter and nine months ended September 30, 2005. Sales for the third quarter were $123.7 million, an increase of 29.1% from $95.8 million for the third quarter of 2004. Net earnings increased 132.7% to $11.3 million for the third quarter of 2005 from $4.9 million for the comparable quarter the prior year. Net earnings per diluted share grew 117.1% to $0.76 for the third quarter of 2005 from $0.35 for the third quarter of 2004. Prior-period financial data in this release reflect the two-for-one stock split effected in April 2005.

Sales for the first nine months of 2005 increased 39.3% to $346.8 million from $248.9 million for the first nine months of 2004. Net earnings rose 189.6% to $29.2 million for the first nine months of 2005 from $10.1 million for the comparable period in 2004. Net earnings per diluted share were $2.00 for the first nine months of 2005, up 174.0% from $0.73 for the first nine months of 2004.

“We are very pleased with Lufkin’s third-quarter performance and very thankful to be able to report that Hurricanes Katrina and Rita had only a minimal direct impact on facilities in East Texas,” said Douglas V. Smith, president and chief executive officer of Lufkin. “We lost about three days of production due to storm preparation and absenteeism following Hurricane Rita. We also estimate that third-quarter revenues were reduced by approximately $5 million because of the storms. For the quarter, however, the Company still produced strong bookings, driving substantial growth in sales for the quarter and an even greater expansion in the Company’s backlog. In addition, we continued to benefit from a more stable cost and supply environment than we experienced in 2004 and from increasing operating efficiencies as we expanded production to meet strong demand. The growing operating leverage that resulted from these improvements accounted for our stronger profit margins for the quarter, with net earning as a percentage of sales increasing to 9.1% for the latest quarter from 5.1% for the third quarter last year.

“Our oil field business led our growth for the quarter, with sales increasing 32.5% to $75.8 million and our oil field backlog expanding 53.5% to $72.7 million. Consistent with our experience throughout 2005, demand remained strong for our pumping units for use in both oil and gas applications and in both domestic and international markets. To meet this demand, we are steadily

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Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211

LUFK Announces Third-Quarter Results

Oct. 19, 2005

expanding production in our facilities in Lufkin, as well as in Argentina and Canada. Oil field sales for the third quarter also reflect continued significant growth in our oil field automation and services business, as high energy demand generates an increasing focus on improving the productivity of existing wells. In addition, our foundry again operated at nearly full capacity for the quarter due to increased internal demand and to greater commercial demand for metal castings. Oil field sales declined 0.6% from the second quarter of 2005, while the backlog rose 10.5% from the end of the second quarter of 2005.

“Sales for the power transmission business increased 29.2% to $25.1 million for the third quarter of 2005 from the third quarter of 2004 and 1.4% from the second quarter of 2005. We have continued to be pleased with the strength of the domestic industrial markets throughout 2005, which employ our low speed gears. As the year has progressed, we have also benefited from increased demand for high speed gears, especially for applications in the energy and power generation markets in the U.S. and abroad. Stronger economic growth and high energy demand have also driven stronger results in our power transmission repair and service business. Reflecting the improved momentum throughout our power transmission businesses, our backlog increased 68.6% to $64.6 million at the end of the third quarter of 2005 from the same time in 2004, while growing 7.4% from the end of the second quarter of 2005.

“The trailer division produced 18.9% growth in sales for the third quarter to $22.7 million from $19.1 million for the third quarter last year. In addition, sales rose 9.8% compared sequentially with sales for the second quarter of 2005. This growth reflected firm demand for trailer products such as flatbed and dump trailers during the third quarter, although van trailer sales remained less robust. While the trailer backlog increased 87.7% to $28.1 million at the end of the third quarter of 2005 from the end of the third quarter of 2004, rising fuel prices contributed to an 11.3% reduction in the backlog from the end of the second quarter of 2005.”

Based on Lufkin’s better-than-expected performance for the first nine months of 2005, its total backlog of $165.4 million at the end of the third quarter and its outlook for the remainder of the year, the Company today increased its guidance for earnings per diluted share for 2005 to a range of $2.90 to $3.05 from a range of $2.45 to $2.70. The Company also established its guidance for earnings per diluted share for the fourth quarter of 2005 in a range of $0.90 to $1.05, compared with $0.31 for the fourth quarter of 2004.

Mr. Smith concluded, “We remain confident about Lufkin’s prospects for further profitable growth, in spite of the challenges presented by volatile energy markets, the aftermath of the hurricanes, ongoing procurement issues and our efforts to drive increased operating efficiencies, even as we expand capacity. In addition to our solid backlog, our confidence is supported by strong energy markets and continued domestic economic growth. As a leader in our markets, and with the demonstrated management and financial resources to implement our growth strategies, we believe Lufkin is well positioned to achieve its objectives for 2005.”

Lufkin will discuss its results for the third quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913) 981-5559 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) October 19, through 7:00 p.m. (central time) October 26, 2005, by dialing (719) 457-0820 and entering reservation number 9544109.

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LUFK Announces Third-Quarter Results

Oct. 19, 2005

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.

Financial Highlights

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales	$123,681	$95,766	$346,757	$248,923
Cost of sales	95,292	78,744	267,893	204,815

Gross profit	28,389	17,022	78,864	44,108
Selling, general and administrative expenses	10,962	9,438	33,307	28,027

Operating income	17,428	7,584	45,557	16,081
Interest and other income (expense), net	249	5	36	(215)

Earnings before income taxes	17,677	7,589	45,593	15,866
Income tax provision	6,364	2,728	16,413	5,791

Net earnings	$11,313	$4,861	$29,180	$10,075

Net earnings per share:
Basic	$0.78	$0.36	$2.04	$0.75

Diluted	$0.76	$0.35	$2.00	$0.73

Weighted average shares outstanding
Basic	14,537	13,602	14,269	13,477
Diluted	14,887	13,946	14,587	13,826
Cash dividends per share	$0.09	$0.09	$0.27	$0.27

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LUFK Announces Third-Quarter Results

Oct. 19, 2005

LUFKIN INDUSTRIES, INC.

Balance Sheet Highlights

(Thousands of dollars)

	Sept. 30, 2005	December 31, 2004
Current assets	$183,268	$136,336
Total assets	348,722	300,269
Current liabilities	56,619	49,105
Shareholders’ equity	246,902	208,932
Working capital	126,649	87,231

LUFKIN INDUSTRIES, INC.

Division Performance

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Sales:
Oil field	$75,832	$57,220	$214,751	$151,212
Power transmission	25,138	19,451	72,174	55,322
Trailer	22,711	19,095	59,832	42,389

Total	$123,681	$95,766	$346,757	$248,923

		Sept. 30, 2005	June 30, 2005	Sept. 30, 2004
Backlog:
Oil field		$72,725	$65,805	$47,366
Power transmission		64,633	60,167	38,333
Trailer		28,065	31,631	14,954

Total		$165,423	$157,603	$100,653

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